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                                    FORM 8-K

                       SECURITIES AND EXCHANGE COMMISSION


                             Washington, D.C. 20549



                                 Current Report

                       Pursuant to Section 13 or 15 (d) of
                       The Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported): June 28, 2002


                           Allied Research Corporation
             (Exact name of registrant as specified in its charter)

                                    Delaware
                 (State or other jurisdiction of incorporation)

            0-2545                                  04-2281015
   (Commission File Number)            (I.R.S. Employer Identification No.)



   8000 Towers Crescent Drive, Suite 260, Vienna, Virginia          22182
  (Address of Principal Executive Offices)                        (Zip Code)

        Registrant's Telephone Number, including area code (703) 847-5268


                                 Not Applicable
          (Former name or former address, if changed since last report)

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Item 5:   On June 28, 2002, in a private placement under the Securities Act of
1933, we sold to an accredited investor (i) an 8% convertible subordinated debenture in the aggregate original principal amount of $7,500,000, convertible into shares of our common stock as described below, and (ii) common stock purchase warrants for an aggregate of 15,000 shares of our common stock. The investor was Riverview Group, LLC ("Riverview"). We received gross proceeds of $7,500,000 in exchange for the issuance of the debenture and the warrants.

          The sale of the debenture and the warrants to the investor was exempt from the registration provisions of the Securities Act, under Section 4(2) of the Securities Act, and the rules and regulations thereunder, because of the nature of the investor and the manner in which the offering was conducted. We have agreed to register the resale of the shares of common stock issuable to the investor upon conversion of the debenture and exercise of the warrants under the Securities Act.

THE CONVERTIBLE SUBORDINATED DEBENTURE

The debenture bears interest at the rate of 8% per year, payable semi-annually commencing January 1, 2003. We can elect to pay interest and/or principal in cash or in registered shares of our common stock. The debenture matures in ten
(10) equal monthly principal installments of $750,000 commencing June 28, 2003.

The holder of the debenture can choose to convert all or a portion of the principal amount outstanding into shares of our common stock at any time before maturity. The debenture is convertible into common stock at a fixed conversion price of $25.00 per share.

In the event that we sell any shares of our common stock (or certain securities convertible into or exercisable for shares of our common stock) at a price less than $25 per share, the fixed conversion price of the debenture generally shall be reduced based on a weighted average adjustment (subject to certain exceptions). The debenture also contains customary antidilution provisions for stock dividends, stock splits or combinations and reclassifications.

A debenture holder may not convert its debenture or exercise the warrants to the extent that, at the time of the conversion or exercise, the sum of (i) the number of shares of our common stock beneficially owned by the holder plus (ii) the number of shares to be issued upon conversion or exercise would exceed

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9.99% of the number of shares of our common stock then issued and outstanding.

If an event of default occurs under the debenture, the holder has the right to require us to pay a mandatory redemption amount equal to 110% of the outstanding principal on the debenture, plus accrued interest.

THE WARRANTS

The warrants are exercisable for a total of 15,000 shares of our common stock at an exercise price of $28.75 payable in cash. The warrants are exercisable until June 28, 2006. The number of shares issuable upon exercise and the exercise price are subject to adjustment in the event of stock dividends, stock splits, combinations or reclassifications of our common stock, as well as sales of our shares at less than $25 per share (subject to exceptions).

THE REGISTRATION RIGHTS AGREEMENT

We agreed to file a registration statement no later than March 1, 2003 covering
(i) the resale of up to 615,000 shares of common stock, which was calculated by multiplying 200% by the number of shares into which the debenture is convertible using the fixed conversion price of $25 per share, and (ii) the resale of 15,000 shares of common stock issuable upon exercise of the warrants. If we are required to issue additional shares under the debenture and the related agreements, we are required to file additional registration statements. We must pay penalties if we breach certain of our obligations under the registration rights agreement. Further, if we fail to register the shares within one (1) year, the holder of the debenture is entitled to either (i) demand repayment of the debenture at 110% of its face value, plus accrued interest or (ii) elect to reduce the conversion price by 15%.

THE PURCHASE AGREEMENT

The purchase agreement contains representations, warranties, covenants and indemnification provisions customary for agreements of its type. It further provides us the opportunity to elect to sell an additional debenture as well as warrants to Riverview, and Riverview the opportunity to elect to buy an additional debenture as well as warrants from us, under certain circumstances. Such debenture would be for a principal amount not to exceed $3.75 million and would have similar terms and conditions as set forth

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in the debenture. The purchase agreement sets forth other covenants applicable to us including a limitation on the amount of institutional/funded indebtedness which may be incurred by us.

Exhibits:      10.1.     Purchase Agreement, dated as of June 28, 2002, by and
                         between Allied Research Corporation and Riverview
                         Group, LLC (filed herewith).

               10.2. 8% Convertible Debenture Series A, dated as of June 28, 2002, executed by Allied Research Corporation (filed herewith).

               10.3. Common Stock Purchase Warrant, dated as of June 28, 2002, executed by Allied Research Corporation (filed herewith).

               10.4. Registration Rights Agreement, dated as of June 28, 2002, by and between Allied Research Corporation and Riverview Group, LLC (filed herewith).


                                   SIGNATURES


          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          ALLIED RESEARCH CORPORATION


                                          By:  /s/  John G. Meyer, Jr.
                                              ----------------------------------
Date:    July 2, 2002                          John G. Meyer, Jr.,
                                               Executive Vice President and
                                               Chief Operating Officer

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